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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                   WILSHIRE REAL ESTATE INVESTMENT TRUST INC.

                              (A Stock Corporation)


     Wilshire Real Estate Investment Trust Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT") that:

     FIRST: The Charter of the Corporation is hereby amended and restated in its entirety as follows:


                                       I.

     The name of the corporation (which is hereinafter called the "Corporation") is:

                      WILSHIRE REAL ESTATE INVESTMENT INC.

                                       II.

     The purpose for which this Corporation is formed is to transact any and all lawful act or activity for which corporations may be organized under the General Laws of the State of Maryland now or hereafter in force.

                                      III.

     The total number of shares of stock of all classes which the Corporation has authority to issue is 225,000,000 shares of capital stock (par value $.0001 per share), of which 200,000,000 shares are initially classified as "Common Stock" and 25,000,000 shares are initially classified "Preferred Stock." The aggregate par value of all authorized shares of stock having par value is $22,500. The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of capital stock.

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     No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation, including, without limitation: (i) any shares of any class of the Corporation; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

     The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders. Also, the Preferred Stock may be issued from time to time by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or other provisions as may be fixed by the Board of Directors without any action by the stockholders.

                                       IV.

     The present address of the principal office of the Corporation in this State is 11 East Chase Street, Suite 9E, Baltimore, Maryland 21202.

                                       V.

     The name and address of the resident agent of the Corporation in this State are CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Suite 9E, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

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                                       VI.

     A. The number of directors of the Corporation shall be five (5), which number may be increased or decreased pursuant to the Bylaws of the Corporation; provided that in no case shall the Board of Directors consist of less than three
(3) or more than nine (9) members unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors; provided further that in any case the number of directors of the Corporation shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of not less than two-thirds (2/3) of all the votes entitled to be cast by the outstanding shares of capital stock of the Corporation generally in the election of directors which are cast on the matter at any meeting of the stockholders called for that purpose, voting together for this purpose as a single class. A director need not be a stockholder. At each annual meeting of the stockholders, the stockholders shall elect directors to serve a one (1) year term and until successors are elected and qualify.

     B. The following Persons are the current directors of the Corporation, to serve until their successors are elected and qualified: Andrew Wiederhorn, Lawrence Mendelsohn, David Egelhoff, Jordan Schnitzer and Patrick Terrell.

     C. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed sixty (60) days following the death, resignation, incapacity, or removal from office of a director prior to expiration of the director's term of office), a majority of the Board of Directors shall be "Independent Directors." "Independent Director" shall mean a director who, within the last two years, has not (i) been employed by WFSG or any of its Affiliates, (ii) been an officer or director of WFSG or any of its Affiliates,
(iii) or whose business or employer within the last two years has not performed services for WFSG or any of its Affiliates that annually exceeded the lesser of
(a) the dollar amount provided in Item 404(a) of Regulation S-K or (b) 10% of the gross revenue of the entity that provided such services, or (iv) had any material business or professional relationship with WFSG or any of its Affiliates. "WFSG" shall mean Wilshire Financial Services Group Inc., a Delaware corporation. "Affiliate" shall mean (i) any person directly or indirectly owning, controlling, or holding, with power to vote ten percent or more of the outstanding voting securities of such other person, (ii) any person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person, (iii) any person directly or indirectly controlling, controlled by, or under common control with such other person, (iv) any executive officer, director, trustee or general partner of such other person, and (v) any legal entity for which such person acts as an executive officer, director, trustee or general partner. The term "person means" and includes any natural person, corporation, partnership, association, limited liability company or any other legal entity. An indirect relationship shall include circumstances in which a person's spouse, children, parents,

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siblings or mothers-, fathers-, sisters- or brothers-in-law is or has been associated with a person.

         D. To the extent permitted by applicable law, and subject to such approval of the Independent Directors and such other conditions, if any, as may be required by any applicable law or other applicable rule or regulation, the Board of Directors may engage a manager to advise the Board of Directors and be responsible for directing the day-to-day affairs of the Corporation (a "Manager") pursuant to a written agreement (a "Management Agreement"). The approval of any Management Agreement and the renewal or termination thereof shall require the affirmative vote of a majority of the Independent Directors.

         E. A majority of the Independent Directors shall approve general guidelines ("Guidelines") for the Corporation's investments, borrowings and operations, and the Independent Directors shall conduct a quarterly review of all transactions engaged in by the Corporation. The Independent Directors shall approve any transactions with WFSG or any Affiliate of WFSG, in advance, to insure compliance with the Guidelines.

         F. Notwithstanding any other provisions of the Charter or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, the Charter or the Bylaws of the Corporation), the provisions of this Article VI shall not be amended, altered, changed, or repealed, and no provision inconsistent with this Article VI shall be adopted, without the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors and by the affirmative vote of not less than two-thirds (2/3) of all the votes entitled to be cast by the outstanding shares of capital stock of the Corporation generally in the election of directors which are cast on the matter at any meeting of the stockholders called for that purpose, voting together for this purpose as a single class.

                                      VII.

         A. The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or, at its request, any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors of the Corporation or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve, and amend from time to time such bylaws, resolutions, or contracts, implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

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         B. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

                                      VIII.

         The Corporation shall not, without the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors and the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter at any meeting of the stockholders called for that purpose at which a quorum is present, seek to elect to be taxed as a real estate investment trust ("REIT") under Section 856 under the Internal Revenue Code of 1986, as amended from time to time (the "Code"). However, in the event the Board of Directors and the stockholders should so vote, (i) it shall be the duty of the Board of Directors to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its stockholders, and (ii) the Board of Directors shall take no action thereafter to disqualify the Corporation as a REIT or to otherwise revoke the Corporation's election to be taxed as a REIT without the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors and the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter at any meeting of the stockholders called for that purpose at which a quorum is present.

                                       IX.

         A.       Restrictions on Transfer.

                  1. Definitions. The following terms shall have the following meanings:

                  "Beneficial Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have correlative meanings.

                  "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section (B)(1) of Article IX hereof.

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                  "Board of Directors" shall mean the Board of Directors of
the Corporation.

                  "Closing Price" on any date shall mean the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market, or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock selected by the Board of Directors.

                  "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," and "Constructively Owned" shall have correlative meanings.

                  "Disqualified Person" means (A) the United States, any State or political subdivision thereof, any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (B) any organization (other than a cooperative described in Section 521 of the Code) which is exempt from tax unless such organization is subject to the tax imposed by Section 511 of the Code, and (C) any organization described in Section 1381(a)(2)(c) of the Code.

                  "Equity Stock" shall mean Preferred Stock and Common Stock of the Corporation. The term "Equity Stock" shall include all shares of Preferred Stock and Common Stock of the Corporation that are held as Shares-in-Trust in accordance with the provisions of Section (B) of Article IX hereof.

                  "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date.

                  "Non-Transfer Event" shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer, or other disposition of shares of Equity Stock or the sale, transfer, assignment, or other disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock.

                  "Operating Partnership" shall mean Wilshire Real Estate Partnership L.P., a Delaware limited partnership.

                  "Operating Partnership Agreement" shall mean the agreement of limited partnership governing the Operating Partnership.

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                  "Ownership Limit" shall mean the restriction on ownership (or deemed ownership by virtue of the attribution provisions of the Code) of more than 9.8% of the number of shares or value (whichever is more restrictive) of the outstanding Common Stock by any Person other than Wilshire Financial Services Group Inc., a Delaware corporation ("WFSG"), or twenty percent (20%) of the number of shares or value (whichever is more restrictive) of Common Stock by WFSG (provided that the Board of Directors has obtained representations and undertakings from WFSG in form and substance satisfactory to the Board of Directors in its sole discretion as it may deem necessary or advisable in order to determine that WFSG's Beneficial Ownership or Constructive Ownership will not impair the Corporation's status as a REIT and provided further that WFSG agrees that any actual or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section
(A)(2) of Article IX hereof) will result in the transfer of such Equity Stock to a Trustee in his capacity as trustee of a Trust in accordance with Section
(A)(3) of Article IX hereof) or 9.8% of the number of shares or value (whichever is more restrictive) of the outstanding Preferred Stock (or such other number or value of Preferred Stock as the Board of Directors may determine in fixing the terms of the Preferred Stock). In determining the Ownership Limit, the number and value of Common Stock and/or Preferred Stock of the Corporation shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

                  "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section (B)(5) of
Article IX hereof.

                  "Person" shall mean an individual, corporation, limited liability company, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
Section 509(a) of the Code, joint stock company, or other entity and also includes a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section (A)(3) of Article IX hereof, would be the actual owner (within the meaning of Treasury Regulation Section 1.857-8(b)) of shares of Equity Stock.

                  "Redemption Rights" shall mean the rights granted under the Operating Partnership Agreement to the limited partners to redeem, under certain circumstances, their limited partnership interests for shares of Common Stock (or cash at the option of the Corporation).

                  "REIT Disqualification Meeting" shall mean an annual or special meeting of the stockholders of the Corporation at which a proposal to delete provisions of the Articles of Incorporation that require the Corporation to elect to be taxed as a REIT is approved by the

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affirmative vote of not less than two-thirds (2/3) of all the votes entitled to be cast by the outstanding shares of the capital stock of the Corporation on the matter, voting together for this purpose as a single class.

                  "Restriction Termination Date" shall mean (A) if the Corporation has elected not to be taxed as a REIT, the first day after at least 80% of the Board of Directors determines in writing that it is no longer in the best interests of the Corporation to retain the restrictions on transfer and ownership contained in Article IX; or (B) if the Corporation has elected to be taxed as a REIT, the first day after (i) at least 80% of the Board of Directors determines in writing that it is no longer in the best interests of the Corporation to retain the restrictions on transfer and ownership contained in
Article IX and (ii) such restrictions are no longer required for the Corporation to qualify, or to continue to qualify, as a REIT.

                  "Shares-in-Trust" shall mean any shares of Equity Stock designated Shares-in-Trust pursuant to Section (A)(3) of Article IX hereof.

                  "Tax Benefits" shall mean the Corporation's net operating loss carryforwards, capital loss carryforwards and built-in losses.

                  "Tenant" shall mean any Person (other than an individual) from whom the Corporation derives (or is deemed to derive for purposes of applying
Section 856 of the Code to the Corporation), directly or indirectly, gross income.

                  "Tenant Interest" shall mean an interest, expressed as a percentage, of the total combined voting power or total number of shares of all classes of stock of a Tenant that is a corporation, or an interest, expressed as a percentage, of the assets or net profits (within the meaning of Section 856(d)(2)(B) of the Code) of a Tenant that is not a corporation.

                  "Trading Day" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "Transfer" shall mean any sale, transfer, gift, assignment, devise, or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise.

                  "Trust" shall mean any separate trust created pursuant to Section (A)(3) of Article IX hereof and administered in accordance with the terms of Section (B) of Article IX hereof, for the exclusive benefit of any Beneficiary.

                  "Trustee" shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

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                  2.       Restriction on Transfers.

                           a.       Except as provided in Section (A)(7) of
Article IX hereof, from the date of a REIT Disqualification Meeting and prior to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit and (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

                           b.       Except as provided in Section (A)(7) of
Article IX hereof, from the date of a REIT Disqualification Meeting and prior to the Restriction Termination Date, any Transfer that, if effective, would result in shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer of that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Equity Stock.

                           c.       From the date of a REIT Disqualification
Meeting and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void AB INITIO as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of
Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

                           d.       From the date of a REIT Disqualification
Meeting and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own a Tenant Interest of ten percent (10%) or more shall be void AB INITIO as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to Constructively Own a Tenant Interest of ten percent (10%) or more and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

                           e.       From the date of a REIT Disqualification
Meeting and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in shares of Equity Stock being Beneficially Owned by a Disqualified Person shall be void AB INITIO as to the Transfer of that number of shares which would be otherwise Beneficially Owned by the transferee, and the intended transferee shall acquire no rights in such shares of Equity Stock.

                           f.       It is expressly intended that the
restrictions on ownership and Transfer described in this Section (A)(2) of
Article IX shall apply to the Redemption Rights.

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Notwithstanding any of the provisions of the Operating Partnership Agreement to the contrary, a partner of the Operating Partnership shall not be entitled to effect an exchange of an interest in the Operating Partnership for Common Stock if the Beneficial Ownership or Constructive Ownership of Common Stock would be prohibited under the provisions of this Article IX.

                  3.       Transfer to Trust.

                           a.       If, notwithstanding the other provisions
contained in this Section (A) of Article IX, at any time after a REIT Disqualification Meeting and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, then, (i) except as otherwise provided in Section (A)(7) of Article IX hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the actual owner (within the meaning of Treasury Regulation Section 1.857-8(b)) of the shares of Equity Stock Beneficially Owned or, Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, (ii) such number of shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section (B) of Article IX hereof, transferred automatically and by operation of law to a Trustee in his capacity as trustee of a Trust to be held in accordance with that Section (B) of Article IX, and
(iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trustee and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                           b.       If, notwithstanding the other provisions
contained in this Section (A) of Article IX (after application of paragraph
(a) above), at any time after a REIT Disqualification Meeting and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the corporation to Constructively Own a Tenant Interest of ten percent (10%) or more, or (iv) result in the shares of Equity Stock being Beneficially Owned by a Disqualified Person, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person who, but for the provisions of this Section
(A)(3), would be the actual owner (within the meaning of Treasury Regulation
Section 1.857-8(b)) of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or purported actual owner would (A) result in the shares of Equity Stock being beneficially owned by fewer

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than 100 Persons (determined without reference to any rules of attribution),
(B) result in the Corporation being "closely held" within the meaning of
Section 856(h) of the Code, (C) cause the Corporation to Constructively Own a Tenant Interest of ten percent (10%) or more or (D) result in the shares of Equity Stock being Beneficially Owned by a Disqualified Person, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section (B) of Article IX hereof, transferred automatically and by operation of law to a Trustee in his capacity as trustee of a Trust to be held in accordance with that Section (B) of Article IX, and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trustee in his capacity as trustee of a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                  4. Remedies for Breach. If the Corporation, or its designees, shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that, if effective, would result in a violation of Section
(A)(2) of Article IX hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section (A)(2) of Article IX hereof, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition of Beneficial Ownership or Constructive Ownership, including, but not limited to, causing the Corporation to redeem shares of Equity Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

                  5. Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Beneficial Ownership or Constructive Ownership of shares of Equity Stock in violation of Section (A)(2) of Article IX hereof, or any Person who owned shares of Equity Stock that were transferred to a Trustee in his capacity as trustee of a Trust pursuant to the provisions of Section (A)(3) of
Article IX hereto, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

                  6. Owners Required To Provide Information. From the date of a REIT Disqualification Meeting and prior to the Restriction Termination Date:

                           a.       Every Beneficial Owner or Constructive
Owner of more than five percent (5%), or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of all classes of capital stock of the Corporation shall, within thirty (30) days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the

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Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the restrictions on ownership set forth in this Article IX.

                           b.       Each Person (including the stockholder of
record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                  7.       Exceptions.

                           a.       The provisions of Section (A)(2) of
Article IX hereof shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares or securities convertible into such shares for a period of ninety (90) days following the purchase by such underwriter of such shares provided that the restrictions contained in Section (A)(2) of Article IX hereof will not be violated following the distribution by such underwriter of such shares.

                           b.       The Board of Directors, in its sole
discretion, may exempt a Person from the restrictions set forth in Section
(A)(2) of this Article IX if:

                                    (i)     the Board of Directors obtains
         such representations and undertakings from such Person as are deemed by the Board of Directors to be reasonably necessary to ascertain that no individual's Beneficial Ownership of shares of Equity Stock will violate the restrictions set forth in Section (A)(2) of this
         Article IX or that any such violation will not cause the Corporation to fail to qualify as a REIT under the Code, and such Person agrees that any actual or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section (A)(2) of this Article IX) will result in the transfer of such Equity Stock to a Trustee in his capacity as trustee of a Trust in accordance with Section (A)(3) of this Article IX; or

                                    (ii) such Person does not own, and
         represents that it will not own, actually or Constructively, a Tenant Interest that would cause the Corporation to own, actually or Constructively, a Tenant Interest of more than 9.8%, the Corporation obtains such other representations and undertakings from such Person (or any other Person who could be treated as Constructively Owning the Equity Shares actually or Constructively Owned by such Person) as are deemed by the Board of Directors to be reasonably necessary to ascertain this fact and such Person agrees that any actual or attempted violation of such representations or undertakings will result in the transfer of such Equity Stock to a Trustee in his capacity as trustee of a Trust in accordance with

         Section (A)(3) of this Article IX. Notwithstanding the foregoing, the inability of a Person to make the certification described in this paragraph shall not prevent the Board of Directors, in its sole discretion, from exempting such Person from the restrictions set forth in Section (A)(2) of this Article IX if the Board of Directors determines that the resulting application of Section 856(d)(2)(B) of the Code would affect the characterization of less than 0.5% of the gross income (as such term is used in Section 856(c)(2) of the Code) of the Corporation in any taxable year.

                           c.       Prior to granting any exception pursuant
to Section (A)(7)(b)(i) or (ii) of this Article IX, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT or otherwise would not affect the Corporation's status as a REIT.

         B.       Shares-in-Trust.

                  1. Trust. Any shares of Equity Stock transferred to a Trustee in his capacity as trustee of a Trust and designated Shares-in-Trust pursuant to Section (A)(3) of Article IX hereof shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary (such that the shares of Equity Stock held in the Trust would not violate the restrictions set forth in Section (A)(2) of Article IX hereof) for each Trust within five (5) days after discovery of the existence thereof. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section (A)(3) of Article IX hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section (B)(5) of Article IX hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

                  2. Dividend Rights. The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall be required to repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section (A)(3) of Article IX hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

                  3. Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section (B)(3) of Article IX in excess of, in the case of a purported Transfer in which the Prohibited Owner paid fair market value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trustee in his capacity as trustee of a Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not pay fair market value for such shares (E.G., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to a Trustee in his capacity as trustee of a Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

                  4. Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void AB INITIO with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under Section (A)(3) of
Article IX hereof, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

                  5. Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any or all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall either sell the Shares-in-Trust using the facilities of a national stock exchange on which the class and series of such Shares-in-Trust are then actively traded, if any, or designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trustee in his capacity as trustee of the Trust and the redesignation of such shares of Equity Stock so acquired as Shares-in-Trust under Section (A)(3) of Article IX hereof. Upon the sale of Shares-in-Trust by the Trustee of a Permitted Transferee in accordance with the provisions of this Section (B)(5) of Article IX, the Trustee shall (i) if such sale was to a Permitted Transferee, cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) if such sale was to a Permitted Transferee, cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to Section (B)(6) of Article IX hereof.

                  6. Compensation to Record Holder of Shares of Equity Stock that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent sale of such Shares-in-Trust in accordance with Section (B)(5) of Article IX hereof or following the acceptance of the offer to purchase such shares in accordance with Section (B)(7) of
Article IX hereof) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner paid fair market value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not pay fair market value for such shares (E.G., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section
(B)(5) of Article IX hereof. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section (B)(6) shall be distributed to the Beneficiary in accordance with the provisions of Section (B)(5) of Article IX hereof. Each Beneficiary and Prohibited Owner waive any and all claims that the may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising to or out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section (B), by such Trustee or the Corporation.

                  7. Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation or its designee accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the

Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section (A)(5) of Article IX hereof.

         C. Remedies Not Limited. Nothing contained in this Article IX shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preserving the ability of the Corporation to elect to be taxed as a REIT or, once such election has been made, preserving the Corporation's status as a REIT or preserving the Tax Benefits. Without limiting the generality of the foregoing, the Board of Directors may, by adopting a written resolution, (i) extend the Restriction Termination Date, (ii) modify the Ownership Limit, or (iii) modify the definitions of any terms set forth in this Article IX; provided, however, that the Board of Directors shall not cause there to be such extension, change or modification unless it concludes in writing that such action is reasonably necessary or advisable to preserve the Corporation's status as a REIT or to preserve the Tax Benefits, or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Corporation's status as a REIT or the preservation of the Tax Benefits. Such written conclusion shall be filed with the Secretary of the Corporation and shall be mailed by the Secretary to all stockholders of this Corporation within 10 days after the date of any such conclusion.

         D. The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article IX and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.

         E. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition contained in Section
(A)(1) of Article IX hereof, the Board of Directors shall have the power to determine the application of the provisions of this Article IX with respect to any situation based on the facts known to it.

         F.       Legend.

                  1. Each certificate for shares of Equity Stock or securities convertible into Equity Stock shall bear the following legend:

                           "The securities represented by this certificate are
                  subject to restrictions on transfer and ownership for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person other than WFSG may (i) Beneficially Own or Constructively Own in excess of 9.8% of the number of shares or value (whichever is more restrictive) of the outstanding Common Stock or 9.8% of the number of shares or value (whichever is more restrictive) of the outstanding Preferred Stock (or such other number or value of Preferred Stock as the Board may determine in fixing the terms of the Preferred Stock), (ii) Beneficially Own shares of Equity Stock that would result in the shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iii) Beneficially Own shares of Equity Stock that would result in the Corporation being "closely held" under Section
                  856(h) of the Code, (iv) Constructively Own shares of
                  Equity Stock that would cause the Corporation to Constructively Own a Tenant Interest of 10% or more or (v) Beneficially Owned shares of Equity Stock that would result in the shares of Equity Stock being Beneficially Owned by
                  (A) the United States, any international organization, or any agency or instrumentality of any of the foregoing, (B) any organization (other than a cooperative described in Section 521 of the Code) which is exempt from tax unless such organization is subject to the tax imposed by Section 511 of the Code, and (C) any organization described in
                  Section 1381(a)(2)(c) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. Furthermore, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void
                  AB INITIO. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trustee for the benefit of one or more Beneficiaries and shall be designated Shares-in-Trust and the Prohibited
                  Owner shall acquire no rights or interest in such shares of Equity Stock. All capitalized terms in this legend have the meanings defined in the Corporation's Amended and Restated Articles of Incorporation, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be sent without charge to each stockholder who so requests."

                  2. The restrictions on transfer and ownership contained in this Article IX, as amended or modified from time to time in accordance with the provisions hereof, shall be valid and binding on all holders of shares of Equity Stock or securities convertible into Equity Stock, regardless of whether the legend borne on the certificates representing such shares or securities accurately reflects the restrictions on transfer and ownership as so amended or modified.

         G. Exchange of OP Units. So long as the Corporation remains the sole stockholder of the general partner of the Operating Partnership, the Board of Directors of the Corporation is hereby expressly vested with authority (subject to the restrictions on ownership, transfer and redemption set forth in this
Article IX) to issue, and shall issue to the extent provided in the Operating Partnership Agreement, Common Stock in exchange for the units into which partnership interests of the Operating Partnership are divided (the "OP Units"), and as the same may be adjusted, as provided in the Partnership Agreement.

         H. Reservation of Shares. The Board of Directors is hereby required to reserve and authorize for issuance a sufficient number of authorized but unissued shares of Common Stock to permit the issuance of Common Stock in exchange for OP Units that may be exchanged for or converted into Common Stock as provided in the Operating Partnership Agreement.

         I. Severability. If any provision of this Article IX or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         J. Removal of Restrictions. The restrictions on transfer contained in this Article IX shall not be removed until the Restriction Termination Date.

         K. Notwithstanding any other provisions of the Charter or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, the Charter or the Bylaws of the Corporation), the provisions of this Article IX shall not be amended, altered, changed, or repealed, and no provision inconsistent with this Article IX shall be adopted, without the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors and by the affirmative vote of not less than two-thirds (2/3) of all the votes entitled to be cast by the outstanding shares of capital stock of the Corporation on the matter at any meeting of the stockholders called for that purpose, voting together for this purpose as a single class.

                                       X.

         A. The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders:

                  1. The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash, or other securities or property, out of surplus or any other funds or amounts legally available therefor, as such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts, and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws, and, except as so provided, no stockholder shall have any right to inspect any book, account, or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

                  2. Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Charter.

                  3. Except as otherwise specifically set forth in Articles VI and IX, the Corporation reserves the right from time to time to make any amendments of its Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its Charter, of any of its outstanding stock by classification, reclassification, or otherwise.

         B. The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

                                       XI.

         The duration of the Corporation shall be perpetual.


         SECOND: This Amendment and Restatement does not increase the authorized capital stock of the Corporation.

         THIRD:   The foregoing Amendment and Restatement to the Charter has been advised by the Board of Directors and approved by the stockholders of the Corporation.

         IN WITNESS WHEREOF, Wilshire Real Estate Investment Trust Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary this ___ day of __________, 1999.

WITNESS:                             WILSHIRE REAL ESTATE INVESTMENT
                                     TRUST INC.

_____________________________        By:__________________________________(SEAL)
Andrew Wiederhorn, Secretary            Chris Tassos, Executive Vice President


         THE UNDERSIGNED, the Executive Vice President of Wilshire Real Estate Investment Trust Inc. (the "Corporation"), who executed on behalf of the Corporation the foregoing Amended and Restated Articles of Incorporation, of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Amended and Restated Articles of Incorporation to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


Dated: _____________, 1999          By:___________________________________(SEAL)
                                       Chris Tassos, Executive Vice President